Execution Copy

This SIDE LETTER (this “Side Letter”), dated as of November 19, 2018, is by and among Cushman & Wakefield plc, as the assignee of and successor in interest to all of DTZ Jersey Holdings Limited’s interest in and obligations under the awards referenced herein (the “Parent”), Cushman & Wakefield Global, Inc. (individually and together, as the context requires, with the Parent and its and their affiliates, successors and assigns, the “Company”), and Brett White (“Executive”). Each of the Company and Executive is referred to herein as a Party, and together the Parties.

WHEREAS, the Parties are party to a Restricted Stock Unit Grant Agreement, entered into on May 8, 2015 (the “Performance RSU Grant Agreement”), pursuant to which Executive has a grant of restricted stock units with respect to 2,233,792 limited liability shares of the Parent (“Common Shares” and such restricted stock units, the “Performance RSUs”); and

WHEREAS, on each of October 5, 2015 and June 8, 2018, the Parties entered into a side letter amending, among other things, certain of the terms applicable to the Performance RSUs (the “PRSU Side Letters” and together with the Performance RSU Grant Agreement, the “Existing PRSU Agreements”); and

WHEREAS, the Parties desire to amend the Existing PRSU Agreements and the terms applicable to the Performance RSUs as set forth herein.

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows.

1.Vesting and Settlement of Performance RSUs. Capitalized terms used with respect to the Performance RSUs in this Side Letter but not defined in this Side Letter shall have the meanings ascribed to such terms in the Existing PRSU Agreements. The Performance RSUs shall vest and settle no later than the date such Performance RSUs would otherwise have vested and settled pursuant to the terms of the Existing PRSU Agreements; provided, that, if earlier than such date, the Performance RSUs shall vest and settle as set forth herein.

a.    Subject to Section 1(e), 60% of the outstanding Performance RSUs (covering 1,340,275 Common Shares), (the “Time-Based Tranche”), shall vest and be settled in six (6) substantially equal installments on each of May 8, 2016, 2017, 2018, 2019, 2020 and 2021, or, if earlier, on the date that the Majority Stockholder has sold, transferred or otherwise disposed of, directly or indirectly, 100% of the Initial Majority Stockholder Shares, whether in one transaction or series of related or unrelated transactions for cash or Cash Equivalents, in all cases subject to Executive remaining employed on the applicable date.

b.    Subject to Section 1(e), a percentage as set forth in the table below of 40% of the outstanding Performance RSUs (covering 893,517 Common Shares) (the “Performance-Based Tranche”), shall vest and be settled, solely to the extent not previously vested and settled, in the event the trailing average of the closing stock price of the Common Shares as reported on the principal securities exchange on which the Common Shares are then listed or admitted for trading for each day on which the exchange is open for trading during a period of 90 calendar days (the “Average Price”) is at least as set forth below:

Average Price	Vesting Percentage of the Performance Tranche
$16.70	25.0%
$19.50	37.5%
$22.30	50.0%
$25.10	62.5%
$27.80	75.0%
$30.60	87.5%
$33.40	100.0%

c.    If Executive’s employment with the Company terminates, the Performance RSUs shall be treated as provided in the Existing PRSU Agreements, as modified by this Section 1(c) or as otherwise expressly set forth herein.

i.    With respect to the Performance-Based Tranche, unless the Performance RSUs subject to the Performance-Based Tranche are forfeited pursuant to clause (iv) of this Section 1(c), in the event Executive’s employment with the Company terminates for any reason prior to the Performance RSUs subject to the Performance-Based Tranche becoming fully vested or being forfeited, in each case in accordance with the provisions of Section 1(b) and the terms of the Existing PRSU Agreements, Executive shall retain the Performance RSUs until the Majority Stockholder has sold, transferred or otherwise disposed of, directly or indirectly, 100% of the Initial Majority Stockholder Shares for cash or Cash Equivalents, whether in one transaction or series of related or unrelated transactions, at which time any Performance RSUs that have not become vested shall be forfeited and Executive shall cease to have any rights with respect thereto.

ii.	With respect to the Time-Based Tranche, and except as otherwise provided in clause (iii) of this Section 1(c), in the event

Executive’s employment with the Company terminates for any reason prior to the Performance RSUs subject to the Time-Based Tranche becoming fully vested, the vesting as set forth in Section 1(a) shall cease, and Section 1(a) shall cease to have any force or effect, and any then-unvested Performance RSUs subject to the Time-Based Tranche (if any) shall remain outstanding and eligible to vest and be settled or be forfeited in accordance with the provisions of Section 1(b) and the terms of the Existing PRSU Agreements as in effect as of immediately prior to the date hereof.

iii.
Notwithstanding anything to the contrary in this Side Letter or the Existing PRSU Agreements, (x) in the event the Board of Directors of the Company (the “Board of Directors”) determines that Executive will no longer serve as the Chief Executive Officer and, as a result, Executive ceases to be employed by the Company prior to vesting and settlement of the Performance RSUs, and (y) the Board of Directors determines in its sole discretion that as of the date Executive ceases to be employed (A) the Company has hired a new Chief Executive Officer, and (B) Executive has provided a transition plan and such assistance to the Company and such new Chief Executive Officer as the Board of Directors in its reasonable, good faith discretion believes is necessary and appropriate to ensure a smooth transition of the role (a “Qualifying Resignation”), the Time-Based Tranche of the Performance RSUs that have not then vested will become vested as of the date Executive ceases to be employed. Following the occurrence of a Change in Control, as such term is defined in the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan, or a Liquidity Event, in either case in the event the Majority Stockholders as of the date hereof cease to hold or have the right to appoint or elect a majority of the seats on the Board of Directors, for purposes of making the determination under prong (y) as to whether a Qualifying Resignation has occurred in accordance with the above, without otherwise limiting the foregoing, following Executive’s notice to the Board of Directors of his desire to step down from the role of Chief Executive Officer, Executive shall propose such candidates for the role as Executive deems appropriate and the Board of Directors shall take (or have taken) all commercially reasonable efforts to accommodate Executive’s request to step down from the role of Chief Executive Officer within a reasonable period of time following notice thereof, and shall consider (or have considered) any reasonable candidate(s) for the role of Chief Executive Officer in good faith (it being understood that the decision to and whom to appoint as a new Chief Executive Officer shall continue to be made by the Board of Directors in its sole discretion).

iv.	The Performance RSUs shall be forfeited if Executive’s employment or service relationship with the Company or its subsidiaries terminates as the result of a termination by the Company for Cause.

d.    The Performance RSUs that vest pursuant to the terms of this Side Letter shall be settled on or as soon as reasonably practicable but in no event more than thirty (30) days following such vesting; provided, that the portion of the Time- Based Tranche that will vest as a result of the execution of this Side Letter shall be settled no more than thirty (30) days following the date the Parties execute this

Side Letter. The Performance RSUs shall be settled net of Common Shares withheld to satisfy applicable taxes and withholdings unless either (i) Executive elects prior thereto to deliver, and does timely deliver, an amount in cash necessary to satisfy any applicable taxes and withholdings, or (ii) such net settlement would cause the Company to be in default under or breach of the terms of any financing or other arrangement or agreement to which the Company is a party or to violate applicable law, in any event for purposes of this clause (ii) as determined by the Board of Directors in good faith.

e.    The determination of the vesting of the Performance RSUs across this Side Letter and the Existing PRSU Agreements shall be as follows:

i.    Upon each sale by the Majority Stockholder of any of its Initial Majority Stockholder Shares for cash or Cash Equivalents, the Board of Directors will determine the number of Performance RSUs that should have vested under each of the Existing PRSU Agreements, if any, on an aggregate basis, taking into account such sale and any prior sale of Initial Majority Stockholder Shares for cash or Cash Equivalents, and without double counting.

ii.    To the extent the number of Performance RSUs that have vested previously under this Side Letter or the Existing PRSU Agreements is less than the number determined by the Board of Directors in clause (i) of this Section 1(e) (the difference, expressed as a number of Performance RSUs, the “Excess PRSUs”), a number of Performance RSUs subject to the Performance-Based Tranche equal to the Excess PRSUs shall vest and be settled; provided, that if as of any determination date there are fewer unvested Performance RSUs subject to the Performance-Based Tranche than the number of Excess PRSUs, clause (iii) of this Section 1(e) will apply. If the Performance RSUs that have vested previously under this Side Letter and/or the Existing PRSU Agreements is equal to or greater than the number determined by the Board of Directors in clause (i) of this Section 1(e), then no additional Performance RSUs shall vest and be settled as a result of the sale.

iii.    If at any time there are fewer unvested Performance RSUs subject to the Performance-Based Tranche than the number of Excess PRSUs, a number of Performance RSUs subject to the Time-Based Tranche equal to the difference shall vest and settle as if such Performance RSUs were subject to the Performance-Based Tranche, and the number of Performance RSUs that are eligible to vest pursuant to the Time-Based Tranche shall be proportionally adjusted downwards accordingly and substantially equally across the remaining Time-Based Tranche vesting installments.

iv.    For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Existing PRSU Agreements, in no event shall

Executive vest in more than 100% of the Performance RSUs granted pursuant to the Performance RSU Grant Agreement.

2.	Mandatory Sale.

a.    Notwithstanding anything to the contrary in Section 3(a)(i) of the June 8, 2018 side letter, the number of Common Shares underlying the Performance RSUs that must be sold in the event of a Qualifying Disposition during the Mandatory Sale Period shall be a number of Common Shares equal to the product of (i) the sum of the number of Common Shares that have, as of the date of the Qualifying Disposition (A) been delivered to Executive pursuant to the settlement thereof and remain outstanding or (B) vested and settled or that will be settled and delivered to Executive as a result of, or in connection with, such Qualifying Disposition, and (ii) the Sale Fraction.

b.    Section 3(b) of the June 8, 2018 side letter is hereby deleted replaced in its entirety by the terms of this Section 2(b). During the Mandatory Sale Period, the provisions of Section 4(a), Section 4(b) and the last sentence of Section 3(a)(iii) of the Stockholders’ Agreement shall not apply with respect to the Shares received by Executive pursuant to the Performance RSUs, the Deal RSUs, the Options and the 2015 RSUs. The Stockholders’ Agreement shall otherwise continue in full force and effect in accordance with its terms; provided, that with respect to any Common Shares that are delivered pursuant to the Performance RSUs, the Deal RSUs, the Options and the 2015 RSUs, (i) Section 3(b)(i) and (iii) of the Stockholders’ Agreement shall cease to apply from and after the date hereof, and (ii) so long as the Company remains publicly traded on a nationally recognized exchange, following the Mandatory Sale Period, the Stockholders’ Agreement shall cease to apply; provided, further, that, subject to Executive’s compliance with any retention, ownership or similar policy of the Company, following the Lock-Up Period (as defined in the Stockholders’ Agreement) and otherwise notwithstanding anything to the contrary in Section 3(a) of the Stockholders’ Agreement, in each calendar quarter of the Mandatory Sale Period Executive will be permitted to sell a number of Common Shares received in settlement of the Performance RSUs, Deal RSUs, the Options and the 2015 RSUs equal to up to 5% of the highest number of such Common Shares (i) held by Executive plus (ii) the number of Common Shares underlying vested Options, in each case at any time in such quarter, reduced, but not below zero, by all Common Shares sold by Executive pursuant to the provisions of Section 3(a) of the June 8, 2018 Side Letter in the immediately preceding calendar quarter.

3.Section 1.1 of the Amended and Restated Employment Agreement, dated as of June 8, 2018, by and among the Parties (the “Employment Agreement”), and the definition of Term therein is hereby amended to replace December 31, 2020 with December 31, 2021.

4.Section 2.4 of the Employment Agreement is hereby amended to provide that, in addition to the awards set forth therein, Executive will be entitled to an award of RSUs in 2021, made at the same time and on the same vesting terms as the annual award of RSUs made to other senior executives in 2021 (except that the Qualifying Resignation provisions applicable to the portion of the award that is subject to time-based vesting shall be consistent with the RSU Agreement attached to the Employment Agreement and “Cause” shall have the meaning ascribed to such term in the Employment Agreement), with the number of Common Shares underlying such grant equal to five million dollars ($5,000,000) divided by the then-current fair market value of a Common Share on the date of grant, determined by the Board of Directors in good faith.

5.Notwithstanding anything to the contrary in the Existing PRSU Agreements, if the Performance RSUs are adjusted in accordance with the terms of such awards upon an event or transaction to pertain and apply to securities other than Common Shares, such adjustment, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (“Section 409A”), shall cause the awards to pertain and apply to the same securities that the Majority Stockholder receives in respect of Common Shares in such event or transaction.

6.Except as expressly provided herein, the Employment Agreement, Existing PRSU Agreements and the Stockholders’ Agreement shall otherwise remain unchanged and in full force and effect.    Nothing herein shall constitute a breach of the Existing PRSU Agreements or the Employment Agreement or any other agreement to which the Company or its affiliates and Executive are a party and the Existing PRSU Agreements, the Employment Agreement and any such other agreement shall be amended solely to the extent necessary to effectuate the changes reflected in this Side Letter.

7.This Side Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. This Side Letter is intended to comply with or be exempt from the requirements of Section 409A and, to the maximum extent permitted, shall be interpreted and administered accordingly.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Side Letter to be duly executed as of the day and year first above written.

CUSHMAN & WAKEFIELD GLOBAL, INC. By: _/s/ Brett Soloway Name:Brett Soloway Title:General Counsel
CUSHMAN & WAKEFIELD PLC By: _/s/ Brett Soloway Name:Brett Soloway Title:General Counsel
BRETT WHITE By: _ /s/ Brett White